As filed with the Securities and Exchange Commission on June 12, 2000
                             Registration No. 333-
===============================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                            ------------------------
                               VALUE AMERICA, INC.
             (Exact name of registrant as specified in its charter)
   Virginia                          5999                      33-0712568
(State or other               (Primary Standard              (I.R.S. Employer
jurisdiction of                   Industrial                Identification No.)
incorporation or                Classification
 organization)                   Code Number)
                            ------------------------
                                337 West Rio Road
                         Charlottesville, Virginia 22901
                                 (804) 817-7700
       (Address,including zip code,  and telephone  number,  including area code of registrant's principal executive office)
                            ------------------------

                                Michael J. Waide
                Executive Vice President and Chief Financial Officer
                               Value America, Inc.
                                337 West Rio Road
                         Charlottesville, Virginia 22901
                                 (804) 817-7700
           (Name, address, including zip code, and telephone number,
                   including area code of agent for service)
                            ------------------------
                                   Copies to:

                             Scott H. Richter, Esq.
                    LeClair Ryan, A Professional Corporation
                        707 East Main Street, 11th Floor
                            Richmond, Virginia 23219
                                 (804) 783-2003
                            ------------------------
         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestments plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [}


                         CALCULATION OF REGISTRATION FEE
===================================        =============    =========================    =========================    =============
 Title of each class of securities         Amount to be         Proposed maximum             Proposed maximum           Amount of
          to be registered                  Registered      offering price per share     aggregate offering price     registration
                                                                                                                             fee
-----------------------------------        -------------    -------------------------    -------------------------    -------------

  Common Stock, without par value          3,000,000 (1)             $2.25 (2)                 $6,750,000                $1,782
===================================        =============    =========================    =========================    =============

(1) Includes shares of common stock that may be issuable upon exercise of certain warrants to purchase the Registrant's common stock. Pursuant to Rule 416 promulgated under the Securities Act, this registration statement also covers such indeterminable number of additional shares of common stock as may become issuable upon exercise of the warrants as a result of future stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act and based on the average of the high and low sales prices of the common stock as reported on The Nasdaq National Market on May 18, 2000.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

     The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


PROSPECTUS



                              VALUE AMERICA, INC.

                       ___________ Shares of Common Stock


                             ______________________


     This prospectus relates to the public offer and sale of up to ___________ shares of our common stock by Acqua Wellington North American Equities Fund, Ltd. _______ of the shares of our common stock subject to this prospectus may be sold to Acqua Wellington pursuant to a common stock purchase agreement between us and Acqua Wellington. _______ of the shares of our common stock subject to this prospectus may be issued to Acqua Wellington upon exercise of warrants that have been or that may be issued to Acqua Wellington pursuant to the common stock purchase agreement. You should read this prospectus carefully before investing in our common stock.

     Value America's common stock trades on the Nasdaq National Market under the symbol "VUSA". On __________, 2000, the last reported sale price of our common stock was $ ______ per share.

                             ______________________


     This investment involves a high degree of risk. Please see "Risk Factors" beginning on page 4 of this prospectus.

                             ______________________


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is ___________, 2000.

                                Table of Contents




                                                                            Page

         About this Prospectus............................................    2
         Value America, Inc...............................................    3
         About Our Common Stock Purchase Agreement........................    3
         Risk Factors.....................................................    4
         Recent Developments..............................................    10
         Use of Proceeds..................................................    11
         Dividend Policy..................................................    11
         Selling Stockholder..............................................    11
         Plan of Distribution.............................................    16
         Legal Matters....................................................    18
         Experts..........................................................    18
         Where You Can Find More Information..............................    18
         Statements Regarding Forward-Looking Information.................    19




                             ______________________




                              About this Prospectus

     Unless the context  otherwise  requires,  the terms "we," "our," "us," "the
company"  and  "Value  America"  refer  to  Value  America,   Inc.,  a  Virginia
corporation.

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a "shelf" registration process. Under this shelf process, Acqua Wellington, the selling stockholder may, from time to time, sell up to _____________ shares of common stock in one or more offerings. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

                               Value America, Inc.

     Value America is an Internet retailer offering a wide selection of technology, office, entertainment and consumer products through its online store at www.valueamerica.com and www.va.com. We provide business, government and individual customers with the best product selection, reliable service and competitive prices. We derive our revenues primarily from sales of products and services through our online store and telephone sales.

     We incorporated in Nevada in March 1996 and reincorporated in Virginia in October 1997. Our principal executive offices are located at 337 West Rio Road, Charlottesville, Virginia 22901. Our telephone number is (804) 817-7700.

                    About Our Common Stock Purchase Agreement

     We entered into a common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd. to raise up to $60 million through a series of sales of our common stock. The dollar amount of each sale is limited by our common stock's trading price and a minimum period of time must elapse between each sale. Each sale will be to Acqua Wellington. In turn, Acqua Wellington will either sell our stock in the open market, place our stock through negotiated transactions with other investors, or hold our stock in their own portfolio. See "Plan of Distribution". This prospectus covers the resale of our stock by Acqua Wellington either in the open market or to other investors.

                                                     Key Facts

Shares being offered for resale to the public..............     [                         ]

Total shares outstanding prior to                               [                         ]
    the offering...........................................

Total shares outstanding                                        [                         ]
    after the offering.....................................

Total shares outstanding after the offering
    and exercise of all options/warrants...................     [                         ]

Price per share to the public..............................     Market price at time of resale.

Total proceeds raised by                                        None; however, up to $60 million may be received by
    the offering...........................................     Value America from Acqua Wellington under the common
                                                                stock purchase agreement and additional amounts may
                                                                be received by Value America from the exercise of
                                                                warrants. Our common stock purchase agreement with
                                                                Acqua Wellington is included as an exhibit to the
                                                                registration statement of which this prospectus is a
                                                                part.

Dividend policy............................................     No dividends expected.


                                  Risk Factors

     An investment in the common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, any supplement to this prospectus and the documents incorporated by reference herein before investing in our common stock. Our business and results of operations could be seriously harmed by any of the risks described below. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

We have a history of losses which we expect will continue, and we may not be able to achieve profitability

     We have a history of losses. The losses that we anticipate to continue in the immediate future could sufficiently weaken us financially such that they would prevent us from becoming profitable. There is a substantial risk that we may not be able to generate sufficient funds from our operations, as we may be unable to meet our sales and delivery goals and we cannot be sure that the procedures and controls that we have instituted to insure product quality, timely delivery and a high level of customer service will continue to succeed. We have had a limited operating history and incurred net losses of $1.9 million in 1997, $53.6 million in 1998, $143.5 million in 1999 and $27.4 million during the three months ended March 31, 2000. We expect to continue to incur losses in 2000 and 2001 and may never generate sufficient revenues to achieve profitability in the future. Even if we do achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future. Our prior inability to generate significant revenues and expected continued losses has raised substantial doubt about our ability to continue as a going concern (See next risk factor).

Our independent accountants have modified their report on our financial statements to indicate that there is substantial doubt as to our ability to continue as a going concern; our ability to continue our operations is not assured and is subject to substantial risk; moreover, the existence of the going concern modification may adversely affect our business prospects, financial condition and results of operations and may harm our relationships with vendors and customers as well as limit our ability to obtain financing

     Doubt as to whether we will be able to continue as a going concern and the going concern modification in the audit report on our financial statements could have a significant negative impact on us. Our auditors have included a going concern modification in their audit report on our financial statements for the year ended December 31, 1999, because at the time that the auditors rendered their report, it was evident that we needed to raise additional capital, as we did not have an amount of funds sufficient to continue operations at then-current levels for the next twelve months and we lacked a history of operations that would adequately suggest that our financial plans would succeed. If at the time the auditors issue their future reports, we do not have working capital sufficient to finance our operations for the succeeding twelve months at the then current levels and we do not have a significant increase in orders for our product offerings that would suggest we could readily achieve our growth plans and, thus, generate the necessary funds, it is likely that our auditors will include such a modification in those audit reports. We cannot assure you that steps taken by management will result in the removal of our auditor's going concern modification from any future reports. The risk that our auditors will include a going concern modification in their next audit report is increased by the likelihood that in order to further implement our business plan we will need to raise additional funds from debt and equity offerings. Customers and vendors may choose not to conduct business with us, or may conduct business with us on terms that are less favorable than those customarily extended by them, as a result of questions concerning our status as a going concern. Furthermore, if our gross margins do not exceed our costs for an extended period, we may need to reorganize or reach agreements with our creditors concerning the conduct of our future business and affairs.

We may be unable to obtain the additional financing we need

     In December 1999, our board of directors formed a special committee to explore strategic opportunities for the company. These opportunities might include, but are not limited to, investments in Value America by new investors, additional investments by current investors and a secondary public offering of stock. On May 10, 2000, we entered into two equity financing arrangements - one for the sale of $30 million in preferred stock to certain current stockholders and others, and the other with Acqua Wellington for up to $60 million in common stock, subject to certain conditions stated in this prospectus. While we raised approximately $29 million, net of expenses, in the preferred stock placement, we will require additional funds to finance our operations for the next twelve months. We are still actively pursuing financial opportunities. There can be, however, no assurance that such efforts will be successful. In addition, we may be unable to obtain sufficient additional financing on favorable terms, or at all. If we raise additional funds by selling our equity securities, the relative ownership of our existing investors could be diluted or the new investors could obtain terms more favorable than those of our existing investors. If we cannot obtain sufficient financing, we may have to delay, reduce or eliminate our marketing and promotion campaign, which could significantly limit our revenues.

Exercise of outstanding warrants and conversion of preferred stock, or issuance of other securities in the future, would dilute existing stockholders

     As of June 9, 2000, we have 14,778,322 shares of Series D preferred stock outstanding, which are convertible into the same number of shares of common stock. In addition, we have outstanding warrants to purchase an aggregate, as of June 9, 2000, of 5,594,288 shares of common stock outstanding. We also have entered into a common stock purchase agreement with Acqua Wellington under which we could issue up to $60,000,000 in common stock as well as warrants to purchase additional shares of common stock. The holders of common stock could experience substantial dilution to their investment upon conversion of the preferred shares, exercise of the warrants, or drawdowns under the common stock purchase agreement. The aggregate dollar value of the shares of common stock issuable pursuant to the common stock purchase agreement depends in part on future prices of our common stock on The Nasdaq National Market. The number of shares of common stock, and number of warrants, actually issued pursuant to the common stock purchase agreement depends on the prices of common stock on The Nasdaq National Market shortly before the date of issuance and sale. We cannot predict the price of the common stock in the future. Our board of directors may authorize the sale of additional shares of common stock or other equity securities that are convertible into common stock without any action by our stockholders subject to the aggregate amount of common and preferred stock authorized by our stockholders. The issuance and conversion of any such preferred stock or equity securities would further dilute the percentage ownership of our stockholders.

If we do not continue to improve our operational systems and customer service capabilities, we could lose customers and damage our reputation

     To support an increase in purchase volume, we must continue to improve delivery tracking systems, provide additional customer service and efficiently handle returns. Otherwise customers could cancel orders or decide not to shop at Value America's store in the future. If we fail to establish and use reliable electronic data interchange, or EDI, connections with vendors, we could experience delays in product fulfillment, which could lead to customer dissatisfaction and harm our business. We may not be able to integrate onto our EDI platform all of our current and prospective vendors. To date a significant portion of our business depended upon telephone ordering. We have had periods during which our employees were unable to meet targeted response or otherwise to respond satisfactorily to customers.

If our online store became unavailable, we could lose customers

     We could lose existing or potential customers if they do not have ready access to our online store or if our online store, transaction processing systems, credit card processors and computer systems do not perform reliably and to our customers' satisfaction. In addition, network interruptions or other computer system shortcomings, such as inadequate capacity, could:

o        prevent customers from accessing the online store,

o        reduce our ability to fulfill orders,

o        reduce the attractiveness of our product offerings,

o        reduce the number of products sold,

o        cause customer dissatisfaction or

o        seriously damage our reputation.

     We have experienced brief computer system interruptions in the past, which may recur from time to time. If traffic through our online store were to increase substantially, we may need to expand and upgrade our technology. We may be unable to predict accurately changes in the volume of customer traffic and therefore expand and upgrade systems and infrastructure in time to avoid system interruptions. All of our computer and communications equipment is in Charlottesville, Virginia. This equipment is vulnerable to interruption or damage from fire, flood, power loss, telecommunications failure and earthquake, and some system components do not have immediate automatic backup equipment. Our computer and communications systems may be vulnerable to computer viruses, physical or electronic break-ins and other disruptions. Our property damage and business interruption insurance provide adequate coverage for any such loss that we may suffer.

We may be unable to attract customers and process sales if we do not maintain and build relationships with manufacturers, vendors and other third parties

     We may be unable to offer a desirable selection of merchandise, attract customers and process sales if management does not maintain and build relationships with manufacturers, vendors and other third parties. We are entirely dependent upon manufacturers and distributors to provide merchandise for sale in our online store. In the year ended December 31, 1999, goods manufactured by IBM represented approximately 27% of net sales and goods manufactured by Proteva represented approximately 21% of net sales. In addition, vendors may decide, for reasons outside our control, not to offer particular products for sale on the Internet. We rely on product vendors to fulfill a number of traditional retail functions, such as maintaining inventory, accepting product returns and preparing merchandise for shipment to individual customers. Our vendors may not be willing to provide these services at competitive rates or to develop the communication technology necessary to support our direct shipment infrastructure. We have no effective means to ensure that our vendors will perform these services to our satisfaction.

     Our vendors have no obligation to make any products available for sale to our customers and may terminate their relationships with us at any time without penalty. A vendor with limited inventory may not give us priority in allocating its available inventory or take action that may preclude us from offering our customers merchandise on the best terms. Our credit card provider may cancel our credit card processing agreement if we do not meet certain terms and conditions, including financial viability. There is no guarantee that we will meet all terms in the agreement and, if the agreement with our credit card processor terminates, it would significantly harm our ability to do business. Our operations also depend heavily upon a number of other third parties, including Internet service providers and product delivery services. We cannot control the actions of these third parties, and we do not have long-term contractual relationships with any of them. We also use third-party delivery services to deliver all of our products to customers. Increases in delivery costs or inefficient delivery as a result of strikes or other reasons could seriously harm our profitability.

Customers may be unwilling to use the Internet to purchase goods

     Our long-term future depends heavily upon the general public's willingness to use the Internet as a means to purchase goods. The failure of the Internet to develop into an effective commercial tool would seriously damage our operations. In addition, delays in the development or adoption of new standards and protocols or increased governmental regulation could stop or delay the growth of the Internet as a means to purchase goods and services. Other considerations, including security, reliability, accessibility and quality of service, may adversely affect the growth of the Internet. These considerations have not been, and may never be, resolved to the satisfaction of many potential Internet customers.

We face intense competition from many participants in the electronic commerce industry

     The electronic commerce industry is intensely competitive and we expect competition in the industry to increase. Barriers to entry into the electronic commerce market are relatively low. Moreover, all of the products that we sell in our online store are available through traditional retail outlets. Accordingly, we must compete with both companies in the electronic commerce market and in the traditional retail industry. A number of Internet companies offer search engines and other tools that locate multiple vendors of particular products. The pervasive use of these search engines could result in severe price competition and could reduce our revenues and result in increased losses or reduced profits.

If our common stock fails to maintain Nasdaq's required minimum market price or we fail to meet other Nasdaq requirements, our common stock could be delisted from the Nasdaq national market, become less easily tradable and decline in value

     If our stock price declines or if we continue to experience losses from our operations, we may not be able to maintain the standards required for continued listing on the Nasdaq National Market. Delisting would eliminate the substantial benefit currently enjoyed by holders of our common stock of being able to easily buy or sell our common stock because our common stock is listed on the Nasdaq National Market. For continued listing of our common stock on the Nasdaq National Market, we must, among other things, maintain a minimum bid price of at least $5.00 per share. In May 2000, our stock price declined to $1.4531 per share. As of ____________, 2000 our stock price was $_____ per share. In the event our common stock is removed from the Nasdaq National Market, any trading in our common stock might then be conducted on the Nasdaq SmallCap Market, which is a significantly less active market than the Nasdaq National Market. As a result, a shareholder could find it more difficult to dispose of our common stock.

     Furthermore, if we did not qualify for listing on the Nasdaq SmallCap Market or if our common stock was subsequently delisted from the Nasdaq SmallCap Market, our common stock could be subject to the rules and regulations under the Securities Exchange Act of 1934 relating to "penny stocks," which impose additional requirements on broker-dealers who sell such securities to persons other than established customers and certain institutional investors. For transactions covered by the penny stock rules, a broker-dealer must, among other things, make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Brokers effecting transactions in a penny stock are also subject to customer disclosure and record keeping obligations. Consequently, if we fail to qualify for listing on, or if we were removed from, the Nasdaq SmallCap Market, the ability or willingness of broker-dealers to sell or make a market in our common stock could decline.

Security risks of electronic commerce may discourage customers from purchasing goods from us

     In order for the electronic commerce market to develop successfully, we and other market participants must be able to transmit confidential information securely over public networks. Third parties may have the technology or know-how to breach the security of our customer transaction data. Any such breach could cause customers to lose confidence in the security of our online store and choose not to shop at our online store. We expect that we will need to dedicate substantial resources to prevent or remedy any security breach. Concerns about the security and privacy of transactions over the Internet could inhibit the growth of the Internet and electronic commerce. Our security measures may not effectively prohibit others from obtaining improper access to the information in our online store which could expose us to risks of liability and seriously disrupt our operations.

Our management and directors own a significant portion of our voting stock, and they may take actions as stockholders that reduce the market price of our stock

     Our executive officers, directors and related entities own a large enough stake in us to have an influence on the matters presented to stockholders. As of June 9, 2000, they owned 7,655,958 shares, or approximately 16.8% of our outstanding common stock and 9,359,595 shares, or approximately 63.3% of our outstanding Series D preferred stock. Holders of our common stock and preferred stock vote as a single class and, as a result, executive officers and directors control approximately 28.2% of the outstanding voting stock. In addition, warrants and stock options to purchase an aggregate of 5,087,359 shares of common stock are held by our directors, executive officers and related entities.

If all such warrants and stock options were exercised, the directors and executive officers would own or control approximately 25.2% of outstanding common stock, or approximately 33.8% of our voting stock. As a result, these shareholders may have the ability to significantly affect all matters requiring shareholder approval, including the election and removal of directors, the approval of significant corporate transactions, such as any merger, consolidation or sale of all or substantially all of our assets, and the control of our management and affairs. Accordingly, such concentration of ownership may have the effect of delaying, deterring or preventing a change in control of Value America, impede a merger, consolidation, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of Value America which in turn could have an adverse effect on the market price of our common stock.

Administrative burdens of collecting additional taxes may hinder our ability to operate

     We do not currently collect sales or use taxes for the sale of goods into states other than Virginia. If we establish operations in other states, we may need to collect sales and use taxes imposed by those states. Other governmental authorities may require us to collect taxes for sales into the areas they control. These taxes could discourage customers from making purchases through our online store. If any additional governmental authorities require us to collect and remit taxes, the administrative burdens could be cumbersome and expensive.

We may be unable to protect our proprietary technology

     Our success depends to a significant degree upon protection of our software and other proprietary intellectual property rights. We may be unable to deter misappropriation of our proprietary information, detect unauthorized use and take appropriate steps to enforce our intellectual property rights. Our competitors could, without violating our proprietary rights, develop technologies that are as good as or better than our technology. We have registered various forms of the "Value America" service mark in the United
States for limited uses and have applied to register another form of that service mark in the United States. Our application could be denied, and issued registrations could be challenged. The legal protection for these service marks that we are able to obtain may not be sufficient for our business purposes. For example, other companies could use the name "Value America" and similar names to identify their products and services. Any such use could confuse our customers and impair our ability to build our brand identity. If we are unable to protect the name "Value America" or any of the other names that we use, our business could suffer serious harm. On March 24, 1999, a party filed a lawsuit against us alleging violations of federal trademark law, state law and common law. The party seeks monetary damages, an injunction barring use of the "Value America" mark and cancellation of our trademark registration for the "Value America" mark. Because the protection of intellectual property rights is often critically important to the success of companies in the industry, our competitors or others could assert additional claims that our use of proprietary rights or our technologies infringe their proprietary rights. We may not have the resources to pursue any litigation to a final judgment and may not prevail in such litigation. In defending such litigation, we have incurred significant legal and other expenses and our management at times has been distracted from the principal business operations. If any party making a claim against us were to prevail in litigation against the company, we may have to pay substantial damages. The court could also grant injunctive or other equitable relief that could prevent us from offering our products and services without a license or other permission from others.

The loss of key personnel, or the inability to retain highly skilled personnel, could adversely affect our business

     We are dependent on the principal members of our management and information technology staff. The loss of our management and key information technology employees could have an adverse effect on our business. In addition, we believe that our future success will depend in large part upon our ability to motivate and retain our highly skilled information technology and managerial personnel. We cannot assure that we will be successful in retaining the personnel we require. The failure to retain such personnel could adversely affect us.

Government regulation and legal uncertainties may hinder our ability to operate

     Application of existing laws to the Internet, particularly with respect to property ownership, the payment of sales or use taxes, libel, and personal privacy, is uncertain and may take years to resolve. Growth and development of electronic commerce may also prompt calls for more stringent consumer protection laws. These laws may impose additional burdens on companies conducting business over the Internet.

Virginia Law and our charter documents contain anti-takeover and indemnification provisions that may depress the market price of our common stock

     Virginia corporate law and our charter documents contain certain provisions that could delay or prevent a change of control or a merger or other form of takeover that our stockholders might find attractive. Certain of these provisions:

o provide for a staggered board of directors, under which it would take three successive annual meetings to replace all directors.

o restrict the ability of our stockholders to remove our directors and require our stockholders to provide us advance notice if they intend t nominate individuals to serve as directors or if they intend to propose matters for our stockholders to act upon at a meeting.

These provisions could limit the price that investors will pay for shares of our common stock.

     Our charter documents require us to indemnify our executive officers and directors against certain liabilities and expenses that they may incur while defending lawsuit brought against them as executive officers and directors for their acts or omissions on our behalf.

                               Recent Developments

     Effective May 10, 2000, we entered into a preferred stock purchase agreement with certain existing stockholders of Value America and other investors. Pursuant to the agreement, we have issued 14,778,322 shares of Series D preferred stock and warrants to purchase 4,433,497 shares of our common stock. The new issue of preferred stock entitles the holders to convert the preferred stock into shares of common stock on a one-for-one basis at a conversion price equal to (a) Value America"s closing stock price of $2.03 on May 9, 2000, if the holder converts no later than November 16, 2001, or (b) after November 16, 2001 at $2.34 per share, a 15 percent premium over the May 9 closing price. The warrants have an exercise price of $2.44, a 20 percent premium over the May 9 closing price of our common stock.

                                 Use of Proceeds

     We will not receive any proceeds from the sale of common stock by Acqua Wellington. However, we will receive proceeds from the sale of shares of common stock to Acqua Wellington under the common stock purchase agreement. We may receive additional amounts if Acqua Wellington exercises the warrants to purchase our common stock.

     We intend to use the net proceeds from the sale of our common stock to Acqua Wellington for working capital and other general corporate purposes. We have not identified specific uses for the net proceeds, and our management will have broad discretion in the application of the net proceeds. Pending such uses, we intend to invest the net proceeds in short-term, investment-grade, interest-bearing securities.

                                 Dividend Policy

     We have not paid cash dividends on our common stock. We anticipate that we will continue to retain any earnings for use in the operation of our business and we do not currently intend to pay dividends.

                               Selling Stockholder

     The following table sets forth information with respect to Acqua Wellington as of ____________, 2000 and the shares of common stock beneficially owned by Acqua Wellington and the shares of common stock underlying warrants issued to Acqua Wellington that may be offered pursuant to this prospectus. Acqua Wellington has sole voting and investment power with respect to its securities. This information has been obtained from Acqua Wellington.



                          Shares                          Shares Available      Number of Shares
                       Beneficially                        for Sale Under       Owned After the
                          Owned            Warrants        this Prospectus         Offering
  Acqua Wellington
  North American            -0-            250,000
  Equities Fund, Ltd.

Note regarding common stock and warrants

     The information relating to the number of shares underlying the warrants assumes exercise as of ___________, 2000. The warrants were acquired in connection with the common stock purchase agreement.

Notes regarding number of shares available for sale under this prospectus

     The number of shares to be sold to Acqua Wellington and the warrants to be issued to Acqua Wellington under the common stock purchase agreement cannot be predicted by us at this time. Consequently, the number of shares to be offered by Acqua Wellington as set forth in the table and available for sale under this prospectus represents an estimate. The actual number of shares of common stock issuable under the agreement could be materially less or more.

     In the future, Acqua Wellington may obtain additional shares of our common stock that it may desire to offer for sale. The number of shares it may obtain is presently indeterminable. See "-- Relationships between the selling stockholder and us."

Note regarding number of shares owned after offering

     Because Acqua Wellington may offer all, some or none of its common stock, we cannot provide a definitive estimate of the number of shares that Acqua Wellington will hold after the offering. Acqua Wellington may also acquire additional shares of common stock and warrants pursuant to the common stock purchase agreement from time to time after a specified sale. The shares beneficially owned after the offering column assumes the sale of all shares offered.

Relationships between the selling stockholder and us

     The selling stockholder has not held any position or office and has not had any other material relationship with Value America or any of our affiliates within the past three years other than as a result of its ownership of shares of our securities. This information is based upon information provided by Acqua Wellington.

         Common Stock Agreement

     On May 10, 2000, we entered into a common stock purchase agreement with Acqua Wellington North American Equities Fund, Ltd., the selling stockholder, in which we have agreed to sell and Acqua Wellington has agreed to purchase, shares of our common stock, and warrants to purchase our common stock, subject to the terms and conditions described below. The agreement allows us, in our sole discretion, to give Acqua Wellington up to 12 monthly draw down requests during a 15 1/2 month period after the effective date of the registration statement of which this prospectus is a part.

     In order to request a draw down we must give Acqua Wellington a notice specifying the draw down amount, the lowest price at which we will sell shares of common stock to Acqua Wellington, which we will refer to as the threshold price, and the date of commencement of the draw down period. Each draw down period will consist of 20 consecutive trading days and there will be at least 5 trading days between successive draw down periods.

     The maximum draw down amount that we are permitted to request with respect to each draw down period and the applicable discount to market price at which Acqua Wellington will be permitted to purchase shares of our common stock depends upon the threshold price. If we set the threshold price:

o at $3, the maximum draw down amount will be $3 million and the discount will be 93%;

o between $3 and $16, for every $1 increase in the threshold price, the maximum draw down amount can be increased by us by up to $1 million and the discount will be increased by .1%;

o between $3 and $1, for every $1 decrease in the threshold price, the maximum draw down amount will be decreased by $1 million and the discount will be 93%; and

o equal to or greater than $.35 but less than $1, the maximum draw down amount will be $1 million and the discount will be 90%.

     The number of shares of our common stock to be purchased by Acqua Wellington during any draw down period will be determined on a daily basis based on the daily volume weighted average price of our common stock on the Nasdaq National Market (or, if our common stock ceases to be traded on the Nasdaq National Market, but is traded on the American Stock Exchange or the Nasdaq Small Cap Market, or the OTC Bulletin Board if mutually agreed upon by us and Acqua Wellington), as reported by Bloomberg Financial LP using the AQR function. If the daily volume weighted average price for any trading day is less than the threshold price, then Acqua Wellington will not be required to purchase that day"s portion of the draw down amount.

         Warrants

     Acqua Wellington will receive draw down warrants to purchase a number of shares of our common stock equal to 30% of the number of shares purchased during each draw down period unless:

o the threshold price is above $10, in which case no warrants will be issued, or

o the threshold price is less than $1, in which case Acqua Wellington will receive draw down warrants to purchase a number of shares of our common stock equal to 100% of the number of shares purchased during such draw down period.

The draw down warrants will have a three year term and an exercise price equal to 120% of the average purchase price at which shares of our common stock were purchased during a draw down period if the threshold price was $1 or greater and 100% if the threshold price was less than $1. We can cause the expiration of 40% of the outstanding draw down warrants issued when the threshold price was below $1, upon 5 days' notice, if the daily volume weighted average price of our common stock is above $4 for 10 consecutive trading days. No draw down warrants will be issued until the number of shares of our common stock covered by the draw down warrants would exceed 250,000.

     Upon signing the agreement, we issued Acqua Wellington a warrant to purchase 250,000 shares of our common stock with a three year term and an exercise price equal to $2.35. This exercise price will be subject to adjustment in the event that the exercise price of the first 250,000 draw down warrants that would have been issued would have had a lower exercise price if they had been issued. This warrant will become exercisable upon the earlier of September 14, 2000 and consummation of the first draw down and will not be subject to rescission or cancellation by us even if we never request that Acqua Wellington draw down any amounts.

     Promptly after the effectiveness of the registration statement and before the initial draw down request, we will also issue to Acqua Wellington two warrants to purchase 750,000 shares of our common stock each, each with the terms described below. We will issue additional warrants each to purchase 750,000 shares, quarterly, for up to three additional quarters. These warrants will expire on the earliest of:

o        termination of the agreement,

o        90 days after the issue date and

o the date we shall have received $6,000,000 in the aggregate from the exercise of all of these warrants.

One type of these warrants will have an exercise price equal to the greater of:

o        $2.00 and

o 93% of the daily volume weighted average price of our common stock on the date of exercise.

If the threshold price is equal to or greater than $2.00 and the daily volume weighted average price of our common stock is equal to or greater than the threshold price, we will have the right to require Acqua Wellington to exercise this warrant to purchase up to 6,000 shares of our common stock on that trading day.

     The other type of these warrants will have an exercise price equal to the greater of:

o        $1.00 and

o 93% of the daily volume weighted average price of our common stock on the date of exercise.

If the threshold price is set above $1.00 but below $2.00 on any trading day and the daily volume weighted average price of our common stock is equal to or greater than the threshold price, we will have the right to require Acqua Wellington to exercise this warrant to purchase up to 24,000 shares of our common stock on that trading day.

         Conditions

     Pursuant to the agreement, Acqua Wellington's obligation to accept a draw down notice and to purchase shares upon a draw down and the exercise of the Warrants is subject to the following conditions:

o Bring-down of representations and warranties and performance of covenants;

o        no material adverse effect on Value America;

o no injunction shall have been issued, or action commenced by a governmental authority, prohibiting the purchase or the issuance of the shares of our common stock;

o the registration statement shall have been declared effective and remain in effect;

o the purchase of the shares of our common stock will not cause Acqua Wellington's beneficial ownership to exceed 10% of the total number of shares of our common stock outstanding; and

o the issuance of the shares of our common stock will not violate the shareholder approval requirements of Nasdaq.

     Our obligation to issue shares of our common stock pursuant to a draw down or upon exercise of any warrant is subject to the accuracy of Acqua Wellington's representations and warranties and the performance by Acqua Wellington of its covenants, no injunction having been issued or action commenced by a governmental authority prohibiting the purchase or issuance of the shares of our common stock and the issuance of the shares of our common stock not violating the shareholder approval requirements of Nasdaq. Under Nasdaq rules, shareholder approval is required before issuing securities equal to 20% or more of our common stock if the securities are being issued for less than the greater of book or market value.

         Termination

     The agreement may be terminated by Acqua Wellington upon the occurrence of any of the following events:

o        a material adverse effect on Value America;

o if we issue convertible debentures or enters into an equity financing facility without Acqua Wellington's prior written consent;

o our common stock ceases to be registered under the Securities Exchange Act of 1934, or listed or traded on any of the Nasdaq National Market, American Stock Exchange or Nasdaq SmallCap Market (or the OTC Bulletin Board, if mutually agreed upon by us and Acqua Wellington); or

o we require shareholder approval under the Nasdaq rules to issue additional shares and that approval is not obtained within 60 days.

The agreement may also be terminated by mutual written consent of the parties.

         Other Agreements

     The agreement prohibits us from entering into another financing agreement other than debt financings and specified equity financings during a draw down period without the prior consent of Acqua Wellington. If Acqua Wellington consents, it will have the option to purchase up to the same number of shares as will be issued in the other financing at a price and on such terms as we would issue shares during a draw down or at the price and on such terms contained in the other financing or not to participate.

     Acqua Wellington has agreed that, before and during the term of any draw down period, neither it nor any of its affiliates or any entity managed by it will be in a net short position with respect to shares of our common stock in any accounts directly or indirectly managed by Acqua Wellington or any of its affiliates or any entity managed by it. Acqua Wellington has also agreed not to sell common stock on any trading day in excess of 25% of the day's trading volume or in block lots or block trades.

     If we fail to deliver shares being purchased in a draw down or on exercise of warrants on the applicable settlement date or exercise, and the failure continues for 10 trading days, we will be required to pay, in cash or unregistered common stock at the option of Acqua Wellington, as liquidated damages, an amount equal to 2% of the draw down amount for that draw down pricing period for the initial 30 days, and for each additional 30-day period thereafter until the failure is cured.

                              Plan of Distribution

     Acqua Wellington or its respective pledgees, donees, transferees or other successors in interest may, from time to time, sell all or a portion of the shares on The Nasdaq National Market, in privately negotiated transactions or otherwise. Shares may be sold at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The shares may be sold by Acqua Wellington by one or more of the following methods, without limitation:

o block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

o        an exchange distribution in accordance with the rules of that exchange;

o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

o        privately negotiated transactions;

o        short sales;

o        through the writing of options on the shares;

o in one or more underwritten offerings on a firm commitment or best effort basis; and

o        a combination of any of these methods of sale.

     In effecting sales, brokers and dealers engaged by Acqua Wellington may arrange for other brokers or dealers to participate. Broker-dealers may agree with Acqua Wellington to sell a specified number of such shares at a stipulated price per share. To the extent such broker-dealer is unable to do so acting as agent for Acqua Wellington, to purchase as principal any unsold shares at the stipulated price. Broker-dealers who acquire shares as principals may thereafter resell such shares from time to time in transactions on The Nasdaq National Market at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. Acqua Wellington may also sell the shares in accordance with Rule 144 under the Securities Act of 1933, rather than pursuant to this prospectus.

     From time to time, Acqua Wellington may pledge, hypothecate or grant a security interest in some or all of the shares owned by it. The pledgees, secured parties or persons to whom such securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. The number of Acqua Wellington's shares offered under this prospectus will decrease as and when it takes such actions. The plan of distribution for Acqua Wellington's shares will otherwise remain unchanged. In addition, subject to the restrictions contained in the common stock purchase agreement, Acqua Wellington may, from time to time, sell short our common stock, and in such instances, this prospectus may be delivered in connection with such short sales and the shares offered under this prospectus may be used to cover such short sales.

     To the extent required under the Securities Act of 1933, the aggregate amount of Acqua Wellington's shares of common stock being offered and the terms of the offering, the names of any such agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the common stock may receive compensation in the form of underwriting discounts, concessions, commissions or fees from Acqua Wellington and/or purchasers of Acqua Wellington's shares of common stock, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

     Acqua Wellington is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of any shares of common stock offered under this prospectus. Any broker-dealers or agents that participate with Acqua Wellington in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be an underwriting commission or discount under the Securities Act of 1933.

     Acqua Wellington may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with Acqua Wellington, including, without limitation, in connection with distributions of the common stock by such broker-dealers. Acqua Wellington may enter into option or other transactions with broker-dealers that involve the delivery of the shares offered hereby to the broker-dealers, who may then resell or otherwise transfer such shares. Acqua Wellington may also loan or pledge the shares offered hereby to a broker-dealer and the broker-dealer may sell the shares offered hereby so loaned or upon a default may sell or otherwise transfer the pledged shares offered hereby.

     Acqua Wellington and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by Acqua Wellington or any other such person. The foregoing may affect the marketability of the shares.

     We have agreed to indemnify in certain circumstances Acqua Wellington and the broker-dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933. Acqua Wellington has agreed to indemnify in certain circumstances Value America against certain liabilities, including liabilities under the Securities Act of 1933.

     The shares of common stock were originally issued to Acqua Wellington pursuant to an exemption from the registration requirements of the Securities Act of 1933, provided by Section 4(2) thereof. We agreed to register the common stock under the Securities Act of 1933.

                                  Legal Matters

     LeClair Ryan, A Professional Corporation, Richmond, Virginia will provide us with an opinion as to the legality of the common stock that may be offered with this prospectus. As of ___________ __, 2000 LeRyan Holdings LLC, an affiliate of LeClair Ryan, owns 492,610 shares of Value America Series D preferred stock and holds warrants exercisable into 147,783 shares of Value America common stock.

                                     Experts

     The consolidated financial statements of Value America, Inc. as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999, incorporated in this document by reference to the Annual Report on Form 10-K of Value America, Inc. have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       Where You Can Find More Information

     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings, including reports, proxy and information statements, are also available on the Commission's web site at http://www.sec.gov.

     The Commission allows us to "incorporate by reference" information from other documents that we file with them, which means that we can disclose important information by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference into this prospectus the documents listed below, and any future filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering:

o Value America's annual report on Form 10-K for the year ended December 31, 1999, filed with the Commission on March 30, 2000, as amended on May 1, 2000; and

o Value America's quarterly report on Form 10-Q for the quarter ended March 31, 2000, filed with the Commission on May 15, 2000.

o the description of our common stock contained in Value America's registration statement on Form 8-A (File No. 000-25689) filed under
         Section 12(g) of the Exchange Act with the Commission on April 1, 1999.

     To the extent that any statement in this prospectus or a prospectus supplement is inconsistent with any statement that is incorporated by reference and that was made on or before the date of this prospectus or the applicable prospectus supplement, the statement in this prospectus or the applicable prospectus supplement shall control. The incorporated statement shall not be deemed, except as modified or superceded, to constitute a part of this prospectus, the applicable prospectus supplement or the registration statement. Statements contained in this prospectus or the applicable prospectus supplement as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of each contract or document filed as an exhibit to the registration statement.

     We will furnish without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request, a copy of the information that has been incorporated into this prospectus by reference (except exhibits, unless they are specifically incorporated into this prospectus by reference). You should direct any requests for copies to:

                               Value America, Inc.
                                337 West Rio Road
                         Charlottesville, Virginia 22901
                 Attention: Investor Relations, (804) 951-4272.

                Statements Regarding Forward-Looking Information

     This document and the documents incorporated in this document by reference contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition, results of operations and business. Words such as "anticipates,"
"expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The section entitled "Risk Factors" in this prospectus describe some, but not all, of the factors that could cause these differences.

                               VALUE AMERICA, INC.




                      ______________ Shares of Common Stock







                              ____________________

                                   PROSPECTUS
                               ____________, 2000
                              ____________________







     You should rely only on the information contained in or specifically incorporated by reference into this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

                Part II -- Information Not Required in Prospectus

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth all expenses payable by Value America in connection with the sale of the 3,000,000 shares of common stock being registered. All the amounts shown are estimates except for the registration fee and the NASDAQ fee.

     SEC registration fee                                         $  1,782
     Legal fees and expenses                                        50,000
     Accounting fees and expenses                                    7,500
     NASDAQ fees for newly issued shares                            17,500
     Miscellaneous Fees and Expenses                                   200
                                                                  --------

         Total                                                    $ 76,982


Item 15. Indemnification of Officers and Directors

     Value America's articles of incorporation implement the provisions of the Virginia Stock Corporation Act which provide for the indemnification of Value America's directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act. Under Sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if they acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that the conduct was unlawful. Value America's Articles of Incorporation require indemnification of directors and officers with respect to certain liabilities, expenses and other amounts imposed upon them by reason of having been a director or officer, except in the case of willful misconduct or a knowing violation of criminal law. In addition, as permitted by the Virginia Stock Corporation Act, Value America's articles of incorporation eliminate the liability of a director or officer in a stockholder or derivative proceeding. This elimination of liability will not apply in the event of willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

Value America has purchased officers' and directors' liability insurance policies. Within the limits of their coverage, the policies insure (a) the directors and officers of Value America against certain losses resulting from claims against them in their capacities as directors and officers to the extent that such losses are not indemnified by Value America and (b) Value America to the extent that it indemnifies such directors and officers for losses as permitted under the Virginia Stock Corporation Act.

Item 16. Exhibits and Financial Statement Schedules

     (a) Exhibit Index

Exhibit
Number    Description of Exhibit

4.1 Warrant to Purchase Shares of Common Stock of Value America dated May 10, 2000 by and between Value America and Acqua Wellington North American Equities Fund, Ltd.
5.1 Opinion of LeClair Ryan, A Professional Corporation, regarding the legality of the securities being registered.
10.1 Common Stock Purchase Agreement, dated as of May 10, 2000, by and between Value America, Inc. and Acqua Wellington North American Equities Fund, Ltd.
23.1      Consent of PricewaterhouseCoopers LLP.
23.2      Consent of LeClair Ryan, A Professional Corporation (included in
          Exhibit 5.1).
24.1      Power of Attorney (see signature page after Item 17).

Item 17.  Undertakings

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering price may be reflected in the form of prospectus filed with the Commission under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

     Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by us pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Value America's Annual Report under Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Value America pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Value America of expenses incurred or paid by a director, officer or controlling person of Value America in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Charlottesville, State of Virginia, on the 9th day of June 2000.

                            VALUE AMERICA, INC.

                            By: /s/ Glenda M. Dorchak
                            (Glenda M. Dorchak, Chairman of the Board, President and Chief Executive Officer)


                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael J. Waide and M. Kathlene FitzPatrick, and each of them, as his or her true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution, for the undersigned and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange commission, granting unto said attorneys-in-fact and agents, and each of them, full power of authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities indicated and on the dates indicated.

Signature                         Title                                     Date
                                  ----------------------------------------- ------------------
---------------------------------

/s/ Glenda M. Dorchak             Chairman of the Board, President and      June 9, 2000
--------------------------------- Chief Executive Officer (Principal
(Glenda M. Dorchak)               Executive Officer)


/s/ Michael J. Waide              Chief Financial Officer (Principal        June 9, 2000
--------------------------------- Financial Officer)
(Michael J. Waide)


/s/ M. Kathlene FitzPatrick       Vice President and Controller (Chief      June 9, 2000
--------------------------------- Accounting Officer)
(M. Kathlene FitzPatrick)

/s/ John Steele                   Chief Operating Officer                   June 9, 2000
---------------------------------
(John Steele)

/s/ Thomas J. Casey               Director                                  June 9, 2000
---------------------------------
(Thomas J. Casey)


                                      II-4

/s/ Leroy Keith                   Director                                  June 9, 2000
---------------------------------
(Leroy Keith)

/s/ Gary D. LeClair               Director                                  June 9, 2000
---------------------------------
(Gary D. LeClair)

/s/ Gerard R. Roche               Director                                  June 9, 2000
---------------------------------
(Gerard R. Roche)

/s/ William D. Savoy              Director                                  June 9, 2000
---------------------------------
(William D. Savoy)

/s/ Frederick W. Smith            Director                                  June 9, 2000
---------------------------------
(Frederick W. Smith)

/s/ Michael R. Steed              Director                                  June 9, 2000
---------------------------------
(Michael R. Steed)


                                 Exhibit Index


Exhibit
Number   Description of Exhibit

4.1 Warrant to Purchase Shares of Common Stock of Value America dated May 10, 2000 by and between Value America and Acqua Wellington North American Equities Fund, Ltd.
5.1 Opinion of LeClair Ryan, A Professional Corporation, regarding the legality of the securities being registered.
10.1 Common Stock Purchase Agreement, dated as of May 10, 2000, by and between Value America, Inc. and Acqua Wellington North American Equities Fund, Ltd.
23.1     Consent of PricewaterhouseCoopers LLP.
23.2     Consent of LeClair Ryan, A Professional Corporation (included in
         Exhibit 5.1).
24.1     Power of Attorney (see signature page after Item 17).